Exhibit 4.28

Guarantee Agreement (Maximum Amount)

For Corporate Guarantor

(Ref No.:                                     )

Execution Page

Bank	Guarantor

SPD Silicon Valley Bank Beijing Branch	Beijing Dasheng Zhixing Technology Co., Ltd.

with address at	with address at

Unit 2318, China World Tower 1, No. 1, Jianguomenwai Avenue, Chaoyang District, Beijing 100004	Room 2001, 2/F, Building No.1, No. 17, Xijing Road, Shijingshan District, Beijing

hereinafter referred to as “Bank”	hereinafter referred to as “Guarantor”

The parties above hereby agree to and accept all terms and conditions set forth in this Agreement. The Client hereby confirms that sufficient interpretations and explanations have been made by the Bank in relation to the clauses hereunder and all of them have been understood, agreed and acknowledged by the Guarantor completely.

Accordingly, the above parties execute as follows:

Bank’s Authorized Signature	Guarantor’s Authorized Signature
/s/ Authorized Signatory	/s/ Jack Jiajia Huang
on behalf of	on behalf of
/seal/ SPD Silicon Valley Bank Beijing Branch	/seal/ Beijing Dasheng Zhixing Technology Co., Ltd.
Date March 23, 2018	Date March 23, 2018

For the security of the well performance of the obligations under the Principal Contract (as defined hereunder) by the Debtor (as defined hereunder) and ensuring the recovery of the Bank’s right of credit, the Guarantor hereof agrees to assume the guarantee liability as agreed herein.

Therefore, a guarantee agreement (“the Agreement” or “Guarantee”) is reached by and between the Guarantor and the Bank hereof as follows.

I.                SPECIAL PROVISIONS

1.              Guarantee Obligations

(1)                                 The obligations of the Guarantor hereunder are joint and several.

(2)                                 The Guarantor hereby irrevocably and unconditionally guarantees to the Bank the due and punctual observance and performance of the payment obligations under the Principal Contract by the Borrower, provided that the Banks has other security rights (by way of, including but not limited to guarantee, mortgage, pledge, etc.), the Bank shall be entitled to first enforce its rights hereunder against the Guarantor within the Secured Extent, and shall not be required to take any steps to first enforce its creditor’s rights against any other security provider.

2.              Period of Guarantee

The period of guarantee shall be: two years after the expiration of the Period for Debt Performance of the Debtor under the Principal Contract.

For avoidance of doubt, the “expiration”, “maturity” or such similar wording shall be interpreted as including the circumstance that the creditor declares the early-maturity of any Principal amount, in whole or in part. In the event of the foregoing, the Period for Debt Performance shall be advanced to the date that such declaration of early-maturity is made, and the Period for Claims’ Determination shall mature correspondingly.

3.              Principal Contract

The Principal Contract hereunder means: a series of documents of claims and liabilities executed or performed between the Debtor and the Bank hereunder within the stipulated Period for Claims’ Determination, including but not limited to Facility Agreement (Agreement No. CLBJ1711011) dated March 23, 2018.

4.              Principal Amount secured by the Guarantee

The Principal Amount secured by the Guarantee means: the balance of one or several finances, provided by the Bank to the Debtor within the Period for Claims’ Determination specified hereunder.

5.              Period for Claims’ Determination

(1)                                 The Period for Claims’ Determination hereunder refers to: from March 23, 2018 to September 22, 2020.

(2)                                 For the avoidance of doubt, the wording of “Claim” in the preceding paragraph, includes the circumstances set forth below:

(a)                                 Any document in relation to the creditor’s rights or the debts, if only signed and/or sealed by the Debtor and the Bank within the Period for Claims’ Determination, would be deemed complying with the requirements of this Agreement, and all debts arising therefrom would be secured by the maximum amount guarantee hereunder; and/or

(b)                                 Although no written documents in relation to the creditor’s rights or the debts is signed and/or sealed between the Debtor and the Bank, some evidence exists proving the occurrence of such debts within the Period for Claims’ Determination.

(3)                                 For the avoidance of doubt, in respect of the debts under the document in relation to the creditor’s rights or the debts stated in item (a) of the preceding paragraph, even if the actual debt occurs practically after the expiry date of the Period for Claims’ Determination, it would also be secured by the maximum amount guarantee hereunder. The aforesaid debts occurred after the expiration date of the Period for Claims’ Determination includes, but not limited to, the circumstance as follows: any loan or credit line of loan is actually requested or drawn down after the expiration date of the Period for Claims’ Determination; any facility for purpose such as the issuance of the guarantee or the letter of credit is requested and utilized within the Period for Claims’ Determination and the bank issues the formal documents with commitment obligation, while the actual payment or advance under such documents occur after the expiration of the Period for Claims’ Determination; or, any facility for purpose such as the issuance of the guarantee or the letter of credit is requested for utilized after the expiration of the Period for Claims’ Determination.

(4)                                 For the avoidance of doubt, with respect to any debt under the circumstances stated in both item (a) and (b) of the preceding paragraph (2), even for the part of the debts that occur after the expiration of the Period for Claims’ Determination (e.g. the interest, penalty interest and other fees of an existing debt accrued after the expiration of the Period for Claims’ Determination), such part of the debts would also be secured by the maximum amount guarantee hereunder.

(5)                                 Special stipulations on the preceding debts (please check the appropriate box if it’s agreed by both parties; for the avoidance of doubt, please ensure that the selected item is consistent between English and Chinese version ).

☐            It is specially agreed between the Guarantor and the Bank that, all the existing and outstanding debts (if any) under any facility or loan agreement(s) which is entered into by both the Debtor and the Bank prior to the Period for Claims’ Determination, would also be secured by the maximum amount guarantee hereunder.

6.              Maximum Limit of Claiming

The Maximum Limit of Claiming to the extent that the Guarantor shall assume as a security liability under this Agreement shall be: USD15,600,000.00 (SAY: USD FIFTEEN MILLION, SIX HUNDRED THOUSAND ONLY) or its equivalents in other currency.

7.              The Debtor

The Debtor hereunder, in terms of this Agreement, refers to China Online Education (HK) Limited and 51Talk English International Limited.

II.           GENERAL PROVISIONS

1.              Secured Extent

The Secured Extent of this Guarantee hereunder covers the following items resulting from Principal Contract: the Principal Amount hereof, interest, penalty interest, required cash deposit, compound interest, penalty fine, damage compensation, assessment fees, notarization fees, commission, expenses for realization of the Bank’s rights (including but not limited to litigation fees, property preservation fees, travel fees, auction fees, legal services fees and execution fees), the loss and damage resulting from the defaults of the Guarantor and any other expenses payable by the Debtor under Principal Contract.

2.              Choice of Security Interests.

When the Bank intends to exercise the security interests due to any default of the Debtor under Principal Contract and/or that of the Guarantor hereunder, if the Principal Amount secured hereunder is secured by both property security and non-property guarantee, the Bank shall, at its full discretion, choose the security interest to be first claimed; namely, it may either recover the debts with the property security thereunder (including this Agreement) first, or require the guarantor to assume guaranteed liability thereunder first. The Guarantor agrees that in any case, the Bank’s failure to promptly exercise or Bank’s delay in exercising any of its right under the other agreements to which the Debtor is a party, such rights including but not limited to right of claiming, right of security interest, right of relief under breach of contract, shall not be deemed as the Bank’s intention to forego such rights to exercise or as a waiver thereof, and shall not preclude the exercise of any right hereunder.

3.              Representations and warranties.

The Guarantor represents and warrants to the Bank as follows; the Guarantor confirms its understanding that the performance of any obligation hereunder by the Bank is totally based on such Representations and Warranties.

(1)                                 The Guarantor guarantees it is a legal person duly incorporated and validly existing under the laws of  P.R. China (for the purpose of this Agreement, not including the laws of Hong Kong SAR, Macau SAR and the area of Taiwan, sic passim) and has full capacity for civil rights and to bear civil liabilities independents in accordance with PRC laws.

(2)                                 The Guarantor, according to PRC laws, has full power to enter into this Agreement and exercise/perform rights and obligations hereunder, and has all necessary authorization and ratification in respect of the execution of this Agreement and the performance of the obligations hereunder.

(3)                                 The execution of this Agreement will neither constitute any breach of the laws, regulations, rules, judicial decisions, and awards that the Guarantor shall abide by, nor conflict with its articles of association, any contracts/agreements it signed and any other obligations assumed by it.

(4)                                 All the provisions hereunder are the expression of true intention and interest made by the Guarantor, and shall be legally binding thereupon.

(5)                                 All the financial statements provided by the Guarantor to the Bank are prepared in accordance with the general accounting standards, which indicate the financial status of the Guarantor truly and fairly; all the materials and documents in relation to this Agreement are truthful, effective, accurate, integral without any hidden facts purposely undisclosed to Bank..

(6)                                 The Guarantor guarantees it shall duly complete all the formalities of filing, recording or registration that it shall assume to ensure the validity of this Agreement and its performance; it shall also bear all the taxes thereof.

(7)                                 The Guarantor guarantees no any action or legal procedure is (or is to be) brought forward by any court, administration authorities or other concerned party, which may induce material adverse effects upon its business or financial status, including but not limited to the bankruptcy and liquidation.

4.              Covenants.

The Guarantor undertakes and agrees with the Bank throughout the continuance of this Guarantee that the Guarantor will, unless the Bank otherwise agrees in writing:

(1)                                 supply to the Bank:

(a)                                 as soon as they are available, but in any event within one hundred and eighty (180) days after the end of each financial year of the Guarantor copies of its financial statements in respect of such financial year (including a profit and loss account and balance sheet) audited by an internationally recognized firm of independent accountants or a certified public accountant registered in the PRC acceptable to the Bank;

(b)                                 as soon as they are available, but in any event within ninety (90) days after the end of each half of each financial year of the Guarantor, copies of its interim financial statements (including a profit and loss account and balance sheet) prepared on a basis consistent with the audited financial statements of the Guarantor together with a certificate signed by the principal financial officer of the Guarantor to the effect that such financial statements are true in all material respects and present fairly the financial position of the Guarantor as at the end of, and the results of its operations for, such half-year period;

(c)                                  promptly on request, such additional financial or other information relating to the Guarantor as the Bank may from time to time reasonably request;

(2)                                 keep proper records and books of account in respect of its business and permit the Bank and/or any professional consultants appointed by the Bank at all reasonable times to inspect and examine the records and account books of the Guarantor;

(3)                                 promptly inform the Bank of any litigation, arbitration or administrative proceeding;

(4)                                 maintain its corporate existence and conduct its business in a proper and efficient manner and in compliance with  all laws, regulations, authorizations, agreements and obligations applicable to it and pay all taxes imposed on it when due;

(5)                                 procure that there is no change of the shareholdings in or ownership or control (direct or indirect) of the Guarantor without the prior written consent of the Bank;

(6)                                 procure that no amendment or supplement is made to the articles of association of the Guarantor without the prior written consent of the Bank;

(7)                                 ensure that its obligations under this Guarantee at all times rank at least pari passu with all other unsecured obligations of the Guarantor unless otherwise provided by law;

(8)                                 ensure that not merge or consolidate with any other entity or take any step with a view to demerger, winding-up, administration, liquidation, bankruptcy or dissolution without the prior written consent of the Bank;

(9)                                 ensure that not create or attempt or agree to create or permit to arise or exist any charge over all or any part of its property, assets or revenues in favor of any person except for the Bank written consent of the Bank;

(10)                          subjected to the written consent of the Bank, not sell, transfer or otherwise assign, deal with or dispose of all or any part of its business or (except for good consideration in the ordinary course of its business) its assets or revenues, whether by a single transaction or by a number of transactions whether related or not;

(11)                          not enter into any agreement or obligation which might materially and adversely affect its financial or other condition;

(12)                          without the prior written consent of the Bank, the Guarantor hereof shall not increase its indebtedness (including finance leasing) from any third party.

5.              Expense and Fees.

(1)                                 The Guarantor undertakes hereby, once requested, it shall immediately pay to the Bank the related costs, expenses and fees (including litigation fee, reasonable attorney’s fee and other legal service fees) resulting from the exertion or protection of the rights/powers hereunder, or from any dispute in relation to this Agreement which is ascribed to the Guarantor, or from any default by the Guarantor hereunder.

(2)                                 The Guarantor shall assume all of the stamp duty or any other taxes in relation to this Agreement or the transfer hereunder; in case of any failure or delay of the said payment which leads to the occurrence of any liability, fee, claiming and expense of the Bank, the Guarantor shall compensate for it.

6.              Deduction Authorization and Set-off.

The Guarantor hereby irrevocably authorizes, in case of any failure  by the Guarantor to pay the debts due and payable to  the Bank, the Bank shall have the right to deduct corresponding amount directly (regardless of the  currency and deposit term) in any account of the  Guarantor opened at the Bank to repay the debt,  without any prior notice; for the purpose of this  Agreement, the Guarantor confirms the Bank shall, at its sole discretion, decide the applicable exchange  rate of currency conversion, and any deposit loss or exchange risk resulting from such conversion shall  be borne by the Guarantor.

7.              Independence.

The effectiveness of this Agreement is independent from that of the Principal Contract, and it will not be invalid or revocable due to the invalidity or revocation of Principal Contract. The invalidity or revocation of any term or condition hereunder shall not affect the validity of the other terms and conditions hereunder.

8.              Events of default.

Each of the following circumstances shall constitute an event of default hereunder with respect to the Guarantor:

(1)                                 Any default by the Debtor under Principal Contract;

(2)                                 Any presentation and warranty made by the Guarantor is or proves to be incorrect or misleading in any material aspect, or the Guarantor fails to perform or comply with any stipulations hereunder in any material aspect;

(3)                                 Any other default by the Guarantor hereunder;

(4)                                 Any other circumstances occurred by the Guarantor that have material negative effect on the Guarantor’s ability to fulfill its obligation under this Agreement..

9.              Disposal of Default.

In case of any of the aforesaid events of default, the Bank shall have the right to declare the early-maturity of the Principal Amount under the Principal Contract and/or the Period for Claims’ Determination, and/or adopt one or several measures below:-

(1)                                 Declare the default of the Guarantor under this Agreement, and require the Guarantor to make prompt correction within designated correction period;

(2)                                 Require the Guarantor to assume the guarantee obligations as provided in this Agreement;

(3)                                 Require the Debtor or the Guarantor to provide new security;

(4)                                 File an action to competent People’s Court;

(5)                                 Take any other measure which is to the fullest extent allowed by PRC laws.

10.       Notice.

(1)                                 Any notice from one party to the other party shall be  delivered to the address stated at the beginning of this Agreement, unless such address is changed with  written notice by the other party. Any notice delivered  to the above address shall be deemed to have been  received:- for mail, on the 7th business day following  the registered delivery date to the main business address; for express, on the signing date of the  receiver; for fax or E-mail, on the delivering date of the fax or E-mail. All the notices, requirements or any other communications shall be deemed to be  received as they are actually received by the Bank.  The originals of the said notices and requirements  delivered via fax shall be sent to the Bank via express or mail after the said fax.

(2)                                 The Guarantor consents and agrees, any summon or notice in relation to litigations/arbitrations shall be delivered or left to the address listed at the beginning of this Agreement. Once delivered or left to the said  address, it shall be deemed as received by the  Guarantor. The Guarantor undertakes to forego all  claims of defense.

11.       Miscellaneous.

(1)                                 This Agreement will come into force upon the seal and signature of both parties, and will terminate when all the secured debts hereunder have been fully and completely repaid.

(2)                                 This Agreement shall be governed by and construed in accordance with the laws of P.R. China.

(3)                                 All disputes under or relating to this Agreement shall be settled through friendly negotiations; in case of any failure of negotiation, the dispute shall be referred to the jurisdiction of competent people’s court of the place where the Bank is located. During the period of dispute, each party shall continue executing the clauses prescribed under the agreement which are not involved in the dispute.

(4)                                 This Agreement may be amended during the duration of this Agreement by the Parties, provided that such amendment shall be in writing and be drawn up in Schedules. Any Schedule is the integral part of this Agreement, all of which are of the same effect.

(5)                                 This Agreement shall be formed with both Chinese and English. In case of any discrepancy between the said versions, the Chinese version shall prevail.

(6)                                 Unless otherwise defined in this Agreement, the relevant words and phrases shall have the same meaning as in the Principal Contract.

(7)                                 This Agreement is made in TWO originals with equivalent legal effect; the Guarantor and the Bank keep one of them respectively.